Exhibit 99.1

Ramco-Gershenson Announces Agreement to Acquire Its Partner’s Interest in 12 Market Dominant Shopping Centers

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--March 11, 2013--Ramco-Gershenson Properties Trust (NYSE:RPT) (the “Company”) today announced that it has entered into an agreement to acquire its partner’s 70% ownership interest in 12 of 15 shopping centers owned by Ramco/Lion Venture LP for approximately $151.9 million in cash and the assumption of its partner’s pro-rata share of debt of approximately $104.9 million. The Company currently owns a 30% interest in the properties.

The 12 shopping centers that the Company is acquiring are anchored by grocery and/or value-oriented retailers and are located in Florida and Michigan. At the end of 2012, leased occupancy for the 2.2 million square foot portfolio was 91.3% and annualized base rent was $14.07 per square foot. The shopping centers serve strong trade areas with an average 5-mile population of 153,000 and an average 5-mile household income of $81,000. The top three tenants, based on annualized base rents for the centers, are Bed, Bath & Beyond, TJX Companies, and LA Fitness. In 2012, the 12 shopping centers generated net operating income of approximately $27.0 million, which equates to a capitalization rate of 7.4% on the aggregate asset value of $366.8 million.

“The purchase of our partner’s interest in these 12 assets reflects the Company’s focus on growing its portfolio of large, market dominant shopping centers in strong metropolitan trade areas,” said Dennis Gershenson, President and Chief Executive Officer of Ramco-Gershenson Properties Trust. “The completion of this transaction will increase our assets by more than 25% while achieving an attractive risk-adjusted return. Our familiarity with the properties, the strength of their tenancies and demographic profiles, and the potential for future upside were all considerations in entering into this agreement.”

Upon completion of the transaction, the Company anticipates that its centers in Michigan and Florida will account for 41% and 27%, respectively, of its pro-rata share of annualized base rent. Currently, the Company’s pro-rata share of annualized base rents for Michigan and Florida are 40% and 22%, respectively. The Company plans to continue to sell non-core shopping centers, including a number of Michigan properties, as it executes on its strategy of upgrading its shopping center portfolio with a concentration on metropolitan markets.

The Florida shopping centers, which represent 58% of the acquisition, are:

•	Mission Bay Plaza (Boca Raton), 263,721 square feet, anchored by The Fresh Market, Golfsmith, LA Fitness, OfficeMax, and Toys “R” Us.

•	Marketplace of Delray (Delray Beach), 238,901 square feet, anchored by Ross Dress for Less, Winn-Dixie, and Office Depot.

•	Cypress Point (Clearwater), 167,280 square feet, anchored by The Fresh Market, and Burlington Coat Factory.

•	West Broward (Plantation), 152,973 square feet, anchored by DD’s Discounts (a division of Ross Dress for Less) and Save-A-Lot.

•	Village Plaza (Lakeland), 146,755 square feet, anchored by Big Lots.

•	Vista Plaza (Jensen Beach), 109,761 square feet, anchored by Bed, Bath & Beyond, Michaels, and Total Wine & More.

•	Treasure Coast Commons (Jensen Beach), 92,979 square feet, anchored by Barnes & Noble, OfficeMax, and Sports Authority.

•	Cocoa Commons (Cocoa), 90,116 square feet, anchored by Publix.

Within the past two years, a number of the Florida properties have undergone anchor retenantings, adding Ross Dress for Less, The Fresh Market, Golfsmith, LA Fitness, and Total Wine & More to the various centers.

The Michigan shopping centers, which represent 42% of the acquisition, are:

•	Hunter’s Square (Farmington Hills), 354,323 square feet, anchored by Bed, Bath & Beyond, Buy Buy Baby, Loehmann’s, Michaels, Marshalls, and TJ Maxx.

•	Winchester Center (Rochester Hills), 314,575 square feet, anchored by Bed, Bath and Beyond, Dick’s Sporting Goods, Marshalls, Michaels, and PetSmart.

•	Troy Marketplace (Troy), 217,754 square feet, anchored by Nordstrom Rack, LA Fitness, Golfsmith, PetSmart, and Total Hockey.

•	The Shops at Old Orchard (West Bloomfield), 96,994 square feet, anchored by Plum Market, an upscale grocer.

All of the Michigan shopping centers are located in Oakland County, Michigan. Oakland County is the wealthiest county in Michigan and is one of the ten highest per capita income counties with populations over one million people in the United States. Over the past three years, each of the Michigan shopping centers has undergone a major value-add redevelopment.

In conjunction with this agreement, the Company and its partner, Clarion Partners, acknowledged their interest in continuing their partnership with the ownership of the three remaining shopping centers. In addition, they have confirmed their mutual desire to acquire up to $350 million of additional shopping centers over the next several years through the existing joint venture. The joint venture’s focus will be on stable, high quality assets in leading metropolitan markets.

The acquisition is subject to customary closing conditions and is expected to close by the end of the second quarter of 2013.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. The Company’s business is the ownership and management of multi-anchor shopping centers in strategic, quality of life markets throughout the Eastern, Midwestern and Central United States. At December 31, 2012, the Company had ownership interests in and managed a portfolio of 78 shopping centers and one office building with approximately 15.0 million square feet of gross leasable area owned by the Company or its joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Missouri, Colorado, Wisconsin, Illinois, Indiana, New Jersey, Virginia, Maryland, and Tennessee. At December 31, 2012, the Company’s core operating portfolio was 94.6% leased. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing to ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications